Exhibit 5.1

May 24, 2013

PositiveID Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, FL 33445

Ladies and Gentlemen:

You have requested our opinion, as special counsel to PositiveID Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission on May 24, 2013.

This Registration Statement relates to the resale by the selling stockholder identified in this prospectus of up to 4,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, including (i) 40,064 shares held by IBC Funds LLC, a Nevada limited liability company (“IBC”), pursuant to that certain securities purchase agreement dated May 10, 2013, between the Company and IBC, (ii) 104,000 commitment shares issued to IBC pursuant to that certain investment agreement, dated May 10, 2013, between the Company and IBC (the “Investment Agreement”), and (iii) 4,355,936 shares issuable to IBC pursuant to the Investment Agreement.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that: (a) an aggregate of 144,064 of the Shares referred in (i) and (ii) above are duly authorized, validly issued, fully paid and non-assessable, and (b) 4,355,936 of the Shares issuable as referred in (iii) above, when issued and sold upon the conditions contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Delaware. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ANSLOW + JACLIN LLP

ANSLOW + JACLIN LLP

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